                             LLC PURCHASE AGREEMENT

     This LLC Purchase Agreement (the "Agreement") is dated as of this 10th day of July, 2003 by and among Calton, Inc., a New Jersey corporation (the "Company") and each of Anthony J. Caldarone, John G. Yates, Maria F. Caldarone and Laura A. Camisa (each a "Seller" and collectively the "Sellers").

     WHEREAS, the Sellers collectively own 100% of the outstanding membership interests (the "Membership Interests") in Homes by Calton, LLC, a Florida limited liability company (the "LLC");

     WHEREAS, the LLC is a party to that certain Amended and Restated Agreement for Sale and Purchase of Assets dated as of June 13, 2003, as amended through the date hereof (the "Asset Purchase Agreement");

     WHEREAS, the Company wishes to purchase, and the Sellers wish to sell, all of the outstanding Membership Interests in the LLC;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and of other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. PURCHASE AND SALE OF INTERESTS. The Company hereby purchases from each of the Sellers and each of the Sellers hereby sells to the Company, all of the Membership Interests owned by such Seller. The aggregate purchase price for such Membership Interest shall be $400,000, with the amount payable to each Seller to be equal to such Seller's capital contribution to the LLC.

2. PUT OPTION. The Company shall have the right, but not the obligation to require all, but not less than all, of the Sellers to repurchase the Membership Interests sold to it by the Sellers hereunder for a purchase price equal to the amount being paid by the Company hereunder in the event that a commitment for financing from a third party lender in an amount not less than $4,000,000 (the "Commitment") shall not have obtained by the LLC on or before August 22, 2003. The Company's right to require the Sellers to repurchase the Membership Interests must be exercised by the Company by written notice to the Sellers no later than 5:00 p.m., August 22, 2003. The purchase price payable to each Seller hereunder will be held by the Company in trust for the benefit of the Sellers pending the receipt of the Commitment.

3. REPRESENTATIONS OF THE COMPANY. The Company hereby represents and warrants to each of the Sellers as follows:

     (a) The Company is a corporation duly formed and validly existing and in good standing under the laws of the State of New Jersey.

     (b) The Company has full corporate power and authority to execute and perform its obligations under this Agreement.

4. REPRESENTATIONS OF SELLERS. Each of the Sellers hereby represents and warrants to the Company as follows:

     (a) Such Seller has good and marketable title to the Membership Interests being sold by him/her hereunder, free of all liens, charges and encumbrances.

     (b) The LLC has conducted no business other than executing and delivering the Asset Purchase Agreement, a true and complete copy of which has been provided to the Company.

     (c) The LLC has no liabilities or obligations except for those set forth in the Asset Purchase Agreement.

     (d) Each Seller has full power and authority to execute and perform his/her obligations under this Agreement.

5. GOVERNING LAW. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Florida, without giving effect to principles of conflict of laws.

6. SEVERABILITY. If any provisions of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

7. BENEFITS OF PARTIES, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns. This Agreement may not be assigned by any party hereto except with the prior written consent of all parties hereto.

8. HEADINGS. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

9. CONSTRUCTION. As used in this Agreement, words in the singular shall be construed as including the plural and vice versa and words in one gender shall include all genders unless the context shall clearly require otherwise.

10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                       Calton, Inc.


                                    By:______________________________________
                                  Name:
                                 Title:

                                       --------------------------------------
                                       Anthony J. Caldarone


                                       --------------------------------------
                                       John G. Yates


                                       --------------------------------------
                                       Maria F. Caldarone


                                       --------------------------------------
                                       Laura A. Camisa

                                        3